FOR IMMEDIATE RELEASE
Contact:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
Brooks Automation Announces Filing of Shareholder Derivative Suit
CHELMSFORD, Mass., May 31, 2006 — Brooks Automation, Inc. (NASDAQ: BRKS) today announced that it has been notified that a shareholder derivative lawsuit was filed in the Superior Court of the Commonwealth of Massachusetts on May 23, 2006 naming the Company as a nominal defendant and also naming as defendants certain of the Company’s directors and former directors. The lawsuit alleges breaches of fiduciary duties and unjust enrichment in connection with certain prior stock option grant practices. The Company’s board of directors and management intends to review the allegations and will address the matter and respond in a manner it considers to be in the best interests of the shareholders.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.